ROSETTA RESOURCES ANNOUNCES NEW EXECUTIVE VICE PRESIDENT
OF STRATEGY & DEVELOPMENT

Rosetta Resources Inc. (“Rosetta”) (Nasdaq:  ROSE) announced today that Ellen R. DeSanctis has been named Executive Vice President of Strategy and Development effective September 29, 2008. Ms. DeSanctis’ responsibilities will include strategic planning, business development and Rosetta’s corporate giving programs.

Since 2006, Ms. DeSanctis has been an independent consultant advising companies in the areas of strategic planning, investor relations and leadership development.  Prior to that, Ms. DeSanctis was at Burlington Resources, most recently in the role of Vice President, Corporate Communications & Strategic Planning. Prior to joining Burlington in 2000, Ms. DeSanctis was employed at Vastar Resources, Inc. with responsibility for investor relations, corporate communications, and business analysis and budgeting. Prior to Vastar, Ms. DeSanctis was employed with Atlantic Richfield Company and subsidiaries in a variety of financial and operational functions. Ms. DeSanctis began her career with Shell Oil in various technical operations positions.

Randy Limbacher, Rosetta’s President and CEO, commented, “We are very pleased to have Ellen join our executive leadership team.  She brings extensive experience to our Rosetta team and a background of service that was developed with highly successful E&P companies. She and the rest of our leadership team are entirely committed to making Rosetta a premier company.”

Ms. DeSanctis received a B.A. in Geology & Geological Sciences from Princeton University and a MBA from the University of California, Los Angeles.  She serves as Vice-Chairman of the Board of Directors of the San Jacinto Council of the Girl Scouts of America and is on the Board of Trustees for Holy Spirit Episcopal School of Houston.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Contact:
Michael J. Rosinski
Executive Vice President and Chief Financial Officer
Phone: (713) 335-4037
mike.rosinski@rosettaresources.com